Roma Financial Announces Completion of Merger With Sterling Banks

ROBBINSVILLE and MOUNT LAUREL, N.J., July 16, 2010 (GLOBE NEWSWIRE) -- Roma Financial Corporation (Nasdaq:ROMA), the holding company of Roma Bank, and Sterling Banks, Inc. (Nasdaq:STBK), the holding company for Sterling Bank, jointly announced today that they have completed the merger of Sterling Banks with Roma Financial. Roma Financial acquired all of the outstanding shares of Sterling for a total purchase price of approximately $14.7 million in cash, or $2.52 per share for each share of Sterling common stock outstanding. With the consummation of the merger, Sterling Bank has been merged into Roma Bank

Peter A. Inverso, President and Chief Executive Officer of Roma Financial Corporation and Roma Bank commented, "We are pleased to have successfully concluded the merger. We welcome Robert King, Sterling's former President & CEO, the Sterling Bank employees and the Sterling Bank customers into the Roma Bank Family."

"We eagerly look forward to meeting our new customers when we open the doors of our ten acquired branches this coming Monday, July 19.  Roma Bank now has twenty-four branches in its retail network with locations in Mercer, Burlington, Ocean and Camden counties, state of the art internet banking and provides customer surcharge free access to 37,000 nationwide Allpoint ATM's," added Inverso.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank is celebrating its 90th year of serving families, businesses and the communities of Central New Jersey with a complete line of financial products and services. Visit Roma online at www.romabank.com.

CONTACT:                    Roma Financial Corporation
Peter A. Inverso, President & CEO
609 223-8310